CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This Confidential Settlement and Release Agreement (the “Agreement”) is made and entered into as of March 23, 2021 (the “Execution Date”) by and between Evolus, Inc., a corporation organized and existing under the laws of the State of Delaware, United States (“Evolus”), on the one hand, and Daewoong Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Daewoong”; together with Evolus, individually, a “Party” and collectively, the “Parties”), on the other hand.

RECITALS

WHEREAS, Daewoong and Evolus are parties to that certain License and Supply Agreement dated September 30, 2013, and amended as of February 26, 2014 and July 15, 2014 (the “License Agreement”) concerning Daewoong’s supply to Evolus and Evolus’s marketing and sale of pharmaceutical and biologic preparations containing botulinum toxin type A with 900 kDa protein (the “Product”) in the United States, among other territories;

WHEREAS, Daewoong and Evolus were named as Respondents in that certain investigation in the United States International Trade Commission (the “ITC”) styled In the Matter of Certain Botulinum Toxin Products, Processes for Manufacturing or Relating to Same and Certain Products Containing Same, being Investigation No. 337-TA-1145 (the “ITC Investigation”);

WHEREAS, the ITC Investigation was commenced based on a complaint filed by Medytox Inc. of Seoul, Republic of Korea (“Medytox”), together with Allergan plc (now Allergan Limited) of Dublin, Ireland and Allergan, Inc. of Irvine, California (both now affiliates of AbbVie Inc.) (collectively, the “ITC Complainants”);

WHEREAS, Medytox requested a criminal investigation and filed a civil complaint against Daewoong that is currently pending in the Seoul Central District Court in the Republic of Korea, bearing Case No. 2017가합574026 (“Korea Actions”), wherein Medytox asserts claims based on substantially the same facts as those alleged by the ITC Complainants in the ITC Investigation and seeks relief that may affect Evolus’ rights under the License Agreement;

WHEREAS, in the Korea Actions, Medytox seeks to enjoin Daewoong’s manufacturing and sale of the Product, among other relief;

WHEREAS, on or about June 7, 2017, Medytox filed a complaint against Evolus, Daewoong, and certain other persons and entities styled Medytox Inc. v. Daewoong Pharmaceutical Co., Ltd., et al., being Case No. 30-2017-00924912-CU-IP-CJC in the Superior Court of the State of California for the County of Orange (the “California Lawsuit” and together with the ITC Investigation and the Korea Actions, the “Medytox Actions”);

WHEREAS, effective February 18, 2021, Evolus, Medytox, and Allergan entered into a certain Settlement and License Agreement concerning the marketing and sale of products in the United

States (the “Evolus-Medytox US Settlement”), and Evolus and Medytox entered into a certain Settlement and License Agreement concerning the marketing and sale of products outside of the United States (the “Evolus-Medytox ROW Settlement”), which two agreements (together, with any associated agreements or documents, the “Evolus-Medytox Settlement Agreements”) resolve certain disputed claims made in the Medytox Actions and under which Evolus is obligated to provide consideration as defined in those agreements;

WHEREAS, Daewoong denies the material allegations against it in the Medytox Actions;

WHEREAS, concurrently with the execution of this Agreement, Evolus and Daewoong will enter into certain other agreements between them, to wit: the Third Amendment to License and Supply Agreement, the Convertible Promissory Note Conversion Agreement and the Addendum to the Exclusive Distribution and Supply Agreement (collectively, the “Additional Party Agreements”).

WHEREAS, Evolus and Daewoong mutually desire to enter into a settlement and compromise of potential claims arising from or related to the Medytox Actions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual undertakings set forth in this Agreement, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.No Admissions

1.1.It is understood and agreed that this is a compromise settlement of disputed claims and potential disputed claims. This Agreement is solely the result of a good-faith compromise and settlement between the Parties, who desire to continue to pursue their business collaboration for their mutual benefit. Neither this Agreement, the activities performed in contemplation of, in connection with, or in furtherance of this Agreement, nor statements made by any Party or any of its representatives concerning or relating to this Agreement are to be construed as an admission by Daewoong of liability, wrongdoing, or responsibility. For the avoidance of doubt, Daewoong has denied and continues to deny any and all allegations or accusations of liability or wrongdoing of any kind whatsoever, and retains, and does not waive, any and all defenses it may have with respect to such matters, subject to the terms of this Agreement.

2.Effective Date

2.1.Prior to the Execution Date, Daewoong has obtained the Bank of Korea’s acceptance of the foreign exchange report made in connection with this Agreement and the payments made hereunder. This Agreement will become effective upon the execution and delivery of the Additional Party Agreements. The date on which the requirements of this Section 2.1 are met shall be the “Effective Date.”

3.Payments and Cancellation

3.1.Subject to the terms and conditions herein and to Evolus’s performance of its obligations hereunder, Daewoong shall pay to Evolus a lump sum payment of US$25,500,000 (twenty-five million five hundred thousand dollars) (the “Lump Sum Payment”) within fifteen (15) calendar days of the Execution Date, via wire transfer to the following account:

Bank: Bank of America, N.A.
Account Address:                 [***]
[***]
Routing Number ACH/EFT:             [***]
Routing Number DOM. WIRES:         [***]
Swift Code for US Dollar Wires:         [***]
Swift Code for Foreign Currency:         [***]
Account Name:                 [***]
Account Number:                 [***]

3.1.Subject to the terms and conditions herein and to Evolus’s performance of its obligations hereunder, Daewoong: (a) shall pay within [***] days of the Execution Date [***]% of the reasonable legal fees incurred and invoiced prior to the Execution Date (but not yet paid as of the Execution Date) by counsel of record for Evolus, Paul, Weiss Rifkind, Wharton & Garrison LLP (“Paul Weiss”), in connection with Paul Weiss’s rendering of legal services in support of Evolus’s defense of the ITC Investigation and the appeal of the remedial orders arising from the ITC Investigation to the United States Court of Appeals for the Federal Circuit ( “Indemnified Legal Services”), and (b) shall pay within [***] days of presentment [***]% of the reasonable legal fees incurred prior to the Execution Date and invoiced after the Execution Date solely for Indemnified Legal Services (subsections (a) and (b) together are the “Legal Fee Indemnity”). For sake of clarity and without limiting the foregoing, Daewoong shall have no obligation to pay any portion of Paul Weiss’s invoices for services rendered in connection with: the Evolus-Medytox Settlement Agreements; any claims or allegations by Evolus against Daewoong; or the negotiation and drafting of this Agreement.

3.2.Subject to the terms and conditions herein and to Evolus’s performance of its obligations hereunder, Daewoong agrees to cancel up to US$10,500,000 (ten million five hundred thousand dollars) of milestone payments under Article 6.7 of the License Agreement which would otherwise be due and owing on the Execution Date or which would have otherwise become due and owing after the Execution Date (the “Cancellation Amount”). Such milestone payments shall not be due and shall be deemed cancelled and of no further force or effect at the time when the milestone payment would otherwise be due. The cancellation of the milestone payment shall be contingent upon Evolus providing within thirty (30) days after what would have been the achievement of a milestone after the Execution Date a written notice to Daewoong of the particular milestone achieved, and the amount of the payment cancelled. In the event that the total sum of milestone payments cancelled under this provision is less than US$10,500,000, then Evolus shall not be entitled to compensation for the remainder and shall not be entitled to any further consideration, payment, compensation, accommodation or cancellation under this provision. For sake of clarity and without limiting the foregoing, this Agreement creates no obligation for Daewoong to refund or return any milestone payments previously paid by Evolus on or before the Execution Date and any such previously paid payments shall remain non-creditable and non-refundable as provided in Article 6.7 of the License Agreement.

3.3.Subject to the terms and conditions herein and to Evolus’s performance of its obligations hereunder, Daewoong shall reimburse Evolus US$[***] ([***] dollars) for each 100 IU vial (or $[***] for each 50 IU vial) of the Product on which Evolus will actually make payment to Medytox and Allergan pursuant to Article 5.3 of the Evolus-Medytox US Settlement during the period commencing on December 16, 2020 and ending on September 16, 2022 (the “US Payment Reimbursement”). Within forty-five (45) days of the end of each calendar quarter containing the applicable Reporting Period (as defined in Article 5.3 of the Evolus-Medytox US Settlement), Evolus shall provide to Daewoong an advanced copy of the Sales and Royalty Report that Evolus intends to send to Allergan and Medytox as provided in Article 5.3 of the Evolus-Medytox US Settlement (the “Advanced Report”). Within [***] ([***]) days of receipt of the Advanced Report, Daewoong shall make the U.S. Payment Reimbursement by wire transfer of immediately available funds. Thereafter, Evolus shall also provide to Daewoong a copy of the Sales and Royalty Report when sent to Allergan and Medytox as provided in Article 5.3 of the Evolus-Medytox US Settlement (the “Final Report”). If there is a difference between the Advanced Report and the Final Report then (i) if the difference would have required Daewoong to make a lower US Payment Reimbursement, then Evolus shall credit such balance against the next US Payment Reimbursement or (ii) if the difference would have required Daewoong to make a higher US Payment Reimbursement, then Evolus shall provide an invoice for the balance of the US Payment Reimbursement for such quarter and Daewoong shall pay such invoice within [***] ([***]) days of receipt thereof. If any credit pursuant to subsection (i) remains after September 16, 2022, Evolus shall pay such remainder to Daewoong on or before October 1, 2022. The US Payment Reimbursement shall be net of any deduction or credit applied under Article 5.4 of the Evolus-Medytox US Settlement, and Evolus shall credit to Daewoong the portion of any reimbursement pursuant to such Article 5.4 which had been previously paid by Daewoong under the US Payment Reimbursement against future US Payment Reimbursement, provided, however, that if such credit relates to the period from June 30, 2022 to September 16, 2022, then Evolus shall return such amounts to Daewoong.

3.4.The Parties jointly agree that the statements set forth on Schedule A are true and correct. Daewoong shall pay the Lump Sum Payment, the Legal Fee Indemnity, the Cancellation Amount, and the US Payment Reimbursement (collectively, the “Settlement Consideration”) without deduction for any withholding and free and clear of any taxes imposed by or under the authority of the government of South Korea; provided, however, that (A) in the event the tax authority of the government of South Korea deems any portion of the Settlement Consideration to be subject to withholding and/or taxation (including penalty tax), (i) Daewoong shall use commercially reasonable efforts (including commencement of litigation if necessary) to obtain a determination that the Settlement Consideration is not subject to South Korean withholding and/or taxation (including penalty tax), including, without limitation, by pursuing any remedy with the applicable competent authority or otherwise available pursuant to the United States - Republic of Korea Income Tax Convention; and (ii) Evolus shall use commercially reasonable efforts in cooperating with Daewoong in obtaining such determination; and (B) if any portion of the Settlement Consideration is nonetheless finally determined to be subject to South Korean withholding and/or taxation (including penalty tax), Evolus shall be solely responsible for such withholding and/or tax amount determined to be applicable and [***]% of any penalty tax. Daewoong shall provide commercially reasonable assistance to facilitate Evolus’s payment of such taxes and (if applicable) obtaining corresponding tax credits, refunds or other benefits that are available to offset such taxes including, without limitation, by pursuing any remedy with the applicable competent authority or otherwise available pursuant to the United States - Republic of Korea Income Tax Convention. Evolus shall have the financial responsibility to pay all taxes as finally determined by applicable United States or other law to be Evolus’s obligation to pay, and Daewoong shall not be liable at any time for any such taxes incurred in connection with or related to amounts paid under this Agreement.

3.5.Other than the Settlement Consideration, Daewoong is not obligated to provide any other payment, forgiveness, offset, compensation, accommodation, cancellation, or consideration in connection with this Agreement.

3.6.Without limiting the foregoing, the consideration paid under this Agreement and the Additional Party Agreements (including the Settlement Consideration) shall not give rise to an offset under the Section 5 of the parties’ Convertible Promissory Note Purchase Agreement entered into as of July 6, 2020. The rights and obligations of the Parties under such agreement shall not be modified by this Agreement or the Additional Party Agreements except as explicitly provided therein.

4.Evolus Obligations

4.1.Evolus shall, to the extent it is not inconsistent with its obligations under the Evolus-Medytox Settlement Agreements, cooperate in good faith with Daewoong’s reasonable requests for assistance and coordination in legal matters pertaining to the Medytox Actions. Evolus shall use commercially reasonable efforts to cause

Medytox to make a filing with an appropriate document in the Korea Actions that Medytox is not seeking any damages related to any sales of the Product by Daewoong to Evolus, including for any periods prior to December 16, 2020.

4.2.Evolus on behalf of itself and its employees, officers, owners, agents, representatives, shareholders, partners, directors, subsidiaries, divisions, parent companies, affiliates, attorneys, insurers, successors, and assignees each covenant not to, directly or indirectly, alone or by, with or through others, cause, induce, allow to continue or authorize or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of any action, proceeding, petition, or investigation arising out of or relating to the allegations made in or subject matter of the Medytox Actions, which would adversely affect Daewoong or any Daewoong affiliate, distributor, or collaboration partner.

5.Release

5.1.Upon the Effective Date, Evolus, on behalf of itself and each of its past and present employees, officers, owners, representatives, agents, representatives, shareholders, partners, officers, directors, subsidiaries, divisions, parent companies, affiliates, attorneys, insurers, successors, and assignees (collectively, the “Evolus Releasors”) hereby knowingly and voluntarily acknowledges full and complete satisfaction of, and does hereby irrevocably, fully and forever release, relinquish, and discharge Daewoong and each of its past and present employees, officers, owners, representatives, agents, representatives, shareholders, officers, directors, subsidiaries, divisions, parent companies, affiliates, attorneys, insurers, successors, and assignees (collectively, the “Daewoong Releasees”) from, and covenants not to assert or maintain, any and all proceedings, claims, actions, requests for indemnification, rights, causes of action, demands, suits, costs, obligations, duties, expenses, compensation in any form, including attorneys’ fees, and statutory, compensatory, exemplary, punitive, or other damages, liabilities or liability of whatever kind or type, whether known or unknown, asserted or unasserted, fixed or contingent, whether at law or in equity, which any Evolus Releasor may have or had, or may claim to have or have had, or may claim in the future to have, against any Daewoong Releasee that arise out of, relate to, or share a common nexus of fact with: (a) the allegations made in or subject matter of the Medytox Actions; (b) any and all orders, remedies, prohibitions, injunctions, damages, losses, or injuries resulting directly or indirectly from the Medytox Actions; (c) any and all allegations concerning Daewoong’s actual or alleged relationship with Dr. Byung Kook Lee; (d) the Evolus-Medytox Settlement Agreements; or (e) any alleged delay or failure (past, present or future) by Daewoong to fulfill an order by Evolus wherein such delay or failure arises from or is related to Medytox’s enforcement or execution of an order or judgment arising from or related to the Medytox Actions or the allegations made in or subject matter of the Medytox Actions. For purposes of clarity and without limiting the foregoing, the release shall encompass, and Daewoong shall not be liable for: any losses or liabilities arising from the Evolus-Medytox Settlement Agreements, including any Evolus indemnification obligation under any of those Agreements; or any claim that Daewoong is the cause of any interruption or delay (past, present or future) of supply of the Product wherein such interruption or delay arises from or is related to the Medytox Actions or the action of any judicial, executive, legislative, governmental, or regulatory authority arising from, related to, or sharing any common nexus of fact with any allegation made in the Medytox Actions.

5.2.Evolus Releasors expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, or international or foreign law, which would limit the scope of the release provided above, including any provision which is similar, comparable, or equivalent to Section 1542 of the California Civil Code, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Evolus Releasors acknowledge that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the subject matters of the claims released herein, but hereby stipulate and agree that they have fully, finally, and forever settled and released any and all such claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, concealed or hidden, which now exist or heretofore existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the discovery or existence of such different or additional facts.

6.No Modification of Prior Agreements

6.1.Except as expressly provided herein, nothing contained herein shall be deemed to constitute a waiver of any right under, or modification or amendment of any term of, any prior executed agreement between the Parties, including without limitation the License Agreement.

7.Confidentiality

7.1.The terms and conditions of this Agreement shall be and shall remain at all times strictly confidential. No reference to the terms and conditions of this Agreement can be made in any press release, other publicity or any form of public or commercial advertising without the other Party’s prior written consent; provided, however, that each Party may disclose the terms and conditions of this Agreement: (a) as required upon the advice of counsel pursuant to applicable law, including, without limitation, any US securities laws or the rules or regulations of any US securities exchange, (b) as required by any court or other governmental body, subject to a protective order or other confidentiality order if available; (c) in confidence, to their respective legal counsel; (d) in confidence, to accountants, banks, and financing sources and their advisors; (e) in confidence, in connection with the enforcement of this Agreement or the exercise of rights under this Agreement; (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition; (g) as required in litigation, in which case the Parties shall seek the highest level of protection available under the applicable protective order or confidentiality order in place in the matter. Any disclosure pursuant to sections 9(b), (f), (g), shall be made only (to the extent possible) after prior written notice to the other Party has been provided with a reasonable amount of time (presumptively at least [***] ([***]) business days) for the other party to prevent disclosure, object, challenge, or move for a protective order with regard to such disclosure. For sake of clarity and without limiting the foregoing, Evolus shall not disclose the terms, conditions, and existence of this agreement to Medytox, Allergan, AbbVie Inc., or any employee, officer, owner, representative, agent, representative, shareholder, officer, director, subsidiary, division, parent company, affiliate, attorney, insurer, successor, or assignee thereof, unless Daewoong provides prior express written consent.

8.Entire Agreement

8.1.This Agreement, together with the Additional Party Agreements, represent the entire agreement between the Parties with respect to the matters addressed herein and therein, and supersedes all prior understandings, agreements, drafts, negotiations and discussions concerning such subject matters. This Agreement may not be modified, in whole or in part, except in a writing signed by all Parties.

9.Construction

9.1.Counsel for each of the Parties has participated in the drafting of this Agreement as a whole, and no term of this Agreement shall be construed against, or in favor of, any Party by reason of the extent to which that Party’s counsel participated in its drafting.

10.Representation of No Reliance

10.1.The Parties each acknowledge that no person or entity has made any promises, representations, or warranties whatsoever, whether expressed, implied, or statutory, not contained in this Agreement, to induce the execution of this Agreement.

11.Successors & Assigns

11.1.This Agreement is binding on and shall inure to the benefit of the Parties and each of their respective successors and assigns.

12.Notice

12.1.Any notice to be given under this Agreement shall be made by electronic mail (email) and by overnight mail, addressed to the Parties as follows:

If to Daewoong:    DAEWOONG PHARMACEUTICAL CO., LTD.
[***]
    [***]
[***]
[***]
[***]

with a copy to (which shall
not constitute notice):    Kobre & Kim LLP
    [***]
    [***]
    [***]
    [***]
    [***]

If to Evolus:    EVOLUS, INC.
[***]
[***]
[***]
[***]
with a copy to (which shall
not constitute notice):    O’Melveny & Myers LLP
[***]
[***]
[***]
    [***]
13.Governing Law

13.1.This Agreement shall be governed by and construed in accordance with the laws of the State of [***], without giving effect to that body of laws pertaining to conflicts of laws.

14.Counterparts

14.1.This Agreement may be signed in any number of counterparts or copies or on separate signature pages, which when taken together shall be deemed to be an original for all purposes.

15.Severability

15.1.If any term or provision of this Agreement shall be determined to be unenforceable or invalid or illegal in any respect, the unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement and this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.

16.Section Headings

16.1.Section numbers and headings have been set forth herein for convenience only, and shall not be construed to limit or enlarge any Party’s rights, nor to affect the meaning or interpretation of any part of this Agreement.

17.Modification

17.1.This Agreement shall not be altered, amended, waived, modified, or otherwise changed in any respect except by writing duly executed by authorized representatives of the Parties expressly stating that it is modifying this Agreement. The Parties agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever.

18.Attorneys’ Fees and Costs

18.1.Each Party shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

19.Authority to Execute

19.1.The Parties represent that: (a) each Party is duly organized and validly existing under the applicable laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) the individuals who execute this Agreement are duly authorized to execute this Agreement on behalf of the Party that they purport to represent; (c) the Parties have the requisite power and authority to deliver and perform all of their obligations under this Agreement, and have taken all corporate action necessary to authorize the execution of this Agreement and the performance of their obligations under this Agreement; (d) no other signature, act, or authorization is necessary to bind any Party to the provisions of this Agreement; and (e) the Parties named herein are all the necessary and proper parties to this Agreement.

20.Dispute Resolution

20.1.In case any disputes arise out of or in connection with this Agreement or any further amendment thereto, the Parties shall try to resolve such dispute amicably. In the event that the Parties fail to settle this dispute through amicable negotiation, such dispute shall be submitted to and finally settled by arbitration in Singapore in accordance with the rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. The language to be used in the arbitral proceedings shall be English.

IN WITNESS WHEREOF, I HAVE READ THE FOREGOING CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT, AND I ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN AND HEREBY EXECUTE IT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

EVOLUS, INC.

By:     /s/ David Moatazedi
Name: David Moatazedi
Title: President and Chief Executive Officer

DAEWOONG PHARMACEUTICAL CO., LTD.

By:     /s/ Seng-Ho Jeon
Name: Seng-Ho Jeon
Title: CEO